Amendment No. 1 to Support Agreement

Between

PACIFIC LIFE & ANNUITY COMPANY

and

FIRST TRUST ADVISORS L.P.

Pacific Life & Annuity Company and First Trust Advisors L.P., have previously entered into a Support Agreement dated May 1, 2012 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Exhibit A of the Agreement is deleted and replaced in its entirety with the Exhibit A attached hereto.

2.	The changes set forth herein shall be effective as of May 1, 2014.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of March 1, 2014.

PACIFIC LIFE & ANNUITY COMPANY

By its authorized officer,

By: /s/ Anthony J. Dufault
Name: Anthony J. Dufault
Title: Assistance Vice President

Attest: /s/ Brandon J. Cage
Name: Brandon J. Cage, Assistant Secretary

FIRST TRUST ADVISORS L.P.

By its authorized officer,

By: /s/ Mark R. Bradley
Name: Mark R. Bradley
Title: CFO and COO

EXHIBIT A

FUNDS

First Trust/Dow Jones Dividend & Income Allocation Portfolio

First Trust Multi-Income Allocation Portfolio

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